Exhibit 99.1
UNITED NATURAL FOODS, INC. REPORTS
THIRD QUARTER FISCAL 2025 RESULTS
Providence, RI - June 10, 2025 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the third quarter of fiscal 2025 (13 weeks) ended May 3, 2025.

Third Quarter Fiscal 2025 Performance (comparisons to third quarter fiscal 2024)
•Net sales increased 7.5% to $8.1 billion
•Net loss of $(7) million; Loss per diluted share (EPS) of $(0.12)
•Adjusted EBITDA(1) increased 20.8% to $157 million
•Adjusted EPS(1) increased to $0.44
Recent Financial and Operational Summary
•Continued focus on stakeholder value creation and lean management delivered 20.8% Adjusted EBITDA growth and approximately $70 million free cash flow(1) improvement compared to the prior year quarter
•Net debt to Adjusted EBITDA ratio(1) declined to 3.3x, lowest in past two fiscal years
•Solid new business wins and operational execution continuing to drive high confidence in multi-year strategy
◦Continued to add profitable new business while rationalizing unprofitable business
◦Realignment of wholesale business producing customer and supplier benefits
◦Lean daily management now implemented in 20 out of 52 distribution centers; creating safety, quality, delivery and cost benefits

“During the third quarter, our customers helped us deliver another solid quarter of sales growth and our seventh consecutive quarter of sequentially improving Adjusted EBITDA. I’m pleased that our focus on becoming a more efficient and effective value-adding partner for our customers and suppliers is leading to steady margin improvement, including a higher year-over-year adjusted EBITDA margin rate and increased free cash flow,” said Sandy Douglas, UNFI’s CEO.
“In the near term, we are focused on diligently managing through the cyber incident we announced yesterday to rapidly and safely restore our capabilities, while helping our customers with short-term solutions wherever possible.”

Third Quarter Fiscal 2025 Summary

	13-Week Period Ended		Percent Change
($ in millions, except for per share data)	May 3, 2025	April 27, 2024
Net sales (2)	$8,059	$7,498	7.5%
Natural	$4,160	$3,713	12.0%
Conventional	$3,628	$3,534	2.7%
Retail	$573	$571	0.4%
Eliminations	$(302)	$(320)	(5.6)%
Net loss	$(7)	$(21)	N/M
Adjusted EBITDA (1)	$157	$130	20.8%
Loss per diluted share (EPS)	$(0.12)	$(0.34)	N/M
Adjusted earnings per diluted share (Adjusted EPS) (1)	$0.44	$0.10	340.0%
Net cash provided by operating activities	$173	$125	38.4%
Payments for capital expenditures	$(54)	$(76)	N/M
Free cash flow (1)	$119	$49	142.9%
N/M - not meaningful
(1)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
(2)In the second quarter of fiscal 2025, we updated revenue categories to align with how management evaluates our top-line commercial and financial performance. Prior period amounts have been recast to conform with our current period presentation.

Net sales increased 7.5% in the third quarter of fiscal 2025 compared to the same period in the prior year, primarily driven by a 4% increase in wholesale unit volumes, including the benefit of new business with existing and new customers, as well as inflation. This performance was led by natural product growth.

Gross profit in the third quarter of fiscal 2025 was $1.1 billion, an increase of $62 million, or 6.1%, compared to the third quarter of fiscal 2024. The gross profit rate in the third quarter of fiscal 2025 was 13.4% of net sales compared to 13.6% of net sales in the third quarter of fiscal 2024. The decrease in the gross profit rate was primarily driven by lower product margin rates and business mix partly offset through supplier programs and lower shrink.

Operating expenses in the third quarter of fiscal 2025 were $1,025 million, or 12.7% of net sales, compared to $992 million, or 13.2% of net sales, in the third quarter of fiscal 2024. The decrease in operating expenses as a percentage of net sales was driven by the leveraging impact of higher sales and the benefits from cost saving initiatives.

Interest expense, net for the third quarter of fiscal 2025 was $36 million compared to $37 million for the third quarter of fiscal 2024 driven by lower average outstanding debt balances.

Effective tax rate for the third quarter of fiscal 2025 was a benefit of 56.3% on pre-tax loss compared to a benefit of 23.1% on pre-tax loss for the third quarter of fiscal 2024. The change from the third quarter of fiscal 2024 was primarily driven by the impact of a partnership investment entered into in the third quarter of fiscal 2025 and a discrete tax benefit for prior year adjustments.

Net loss for the third quarter of fiscal 2025 was $(7) million. Net loss for the third quarter of fiscal 2024 was $(21) million.

Net loss per diluted share was $(0.12) for the third quarter of fiscal 2025 compared to net loss per diluted share of $(0.34) for the third quarter of fiscal 2024. Adjusted EPS was $0.44 for the third quarter of fiscal 2025 compared to $0.10 in the third quarter of fiscal 2024.

Adjusted EBITDA for the third quarter of fiscal 2025 was $157 million compared to $130 million for the third quarter of fiscal 2024.

Capital Allocation and Financing Overview
•Free Cash Flow – During the third quarter of fiscal 2025, free cash flow was $119 million compared to $49 million in the third quarter of fiscal 2024. Free cash flow for the third quarter of fiscal 2025 reflects net cash provided by operating activities of $173 million less payments for capital expenditures of $54 million.
•Leverage – Total outstanding debt, net of cash, was $1.93 billion at the end of the third quarter of fiscal 2025, reflecting a decrease of $118 million compared to the end of the second quarter of fiscal 2025. The net debt to Adjusted EBITDA leverage ratio was 3.3x as of May 3, 2025.
•Liquidity – As of May 3, 2025, total liquidity was approximately $1.49 billion, consisting of $52 million in cash, plus the unused capacity of approximately $1.44 billion under the Company’s asset-based lending facility. Subsequent to the third quarter of fiscal 2025, on May 5, 2025, the Company made a voluntary prepayment of $100 million on the Term Loan Facility funded with incremental borrowings under the ABL Credit Facility.

Fiscal 2025 Outlook (1)

The Company is updating its full-year outlook for GAAP net (loss) income and EPS to reflect costs and charges associated with exiting a customer contract and optimizing the Company’s distribution network in the Northeast. Due to the ongoing assessment of the impact of the unauthorized activity on certain of the Company’s information technology systems, which was discovered on June 5, 2025 and disclosed on June 9, 2025, the Company is not updating its outlook at this time for all other metrics in spite of its underlying business momentum and third quarter out-performance:

Fiscal Year Ending August 2, 2025 (52 weeks)	Previous Full Year Outlook Provided March 11, 2025	Updated Full Year Outlook
Net sales ($ in billions)	$31.3 - $31.7	$31.3 - $31.7
Net (loss) income ($ in millions) (2)	$(13) - $3	$(80) - $(55)
(Loss) earnings per diluted share (EPS) (2)	$(0.15) - $0.05	$(1.30) - $(0.90)
Adjusted EPS (2)(3)(4)	$0.70 - $0.90	$0.70 - $0.90
Adjusted EBITDA (3) ($ in millions)	$550 - $580	$550 - $580
Capital and cloud implementation expenditures (3)(5) ($ in millions)	~ $300	~ $300
Free cash flow (3)(5) ($ in millions)	> $150	> $150

(1)The outlook provided above is for fiscal 2025 only. The outlook is forward-looking, is based on management’s current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. See cautionary Safe Harbor Statement below.
(2)(Loss) earnings per share amounts as presented include rounding. The updated outlook for Net (loss) income and EPS reflects costs and charges associated with exiting a customer contract and optimizing the Company’s distribution network in the Northeast.
(3)See additional information at the end of this release regarding non-GAAP financial measures. The Company is unable to provide a full reconciliation to the most comparable GAAP measure without unreasonable effort due to the difficulty in predicting the amounts for certain adjustment items.
(4)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The outlook for Adjusted EPS reflects a tax rate of 26%. See additional information at the end of this release regarding the non-GAAP financial measure adjusted effective tax rate.
(5)The components of capital and cloud implementation expenditures for fiscal 2025 will be primarily dependent on the nature of certain contracts to be executed. As such, the Company is unable to reconcile the outlook for free cash flow as well as capital and cloud implementation expenditures in fiscal 2025 to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call and Webcast

The Company’s third quarter fiscal 2025 conference call and audio webcast will be held today, Tuesday, June 10, 2025 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (888) 660 - 6768 (conference ID 1099581). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America’s premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, eCommerce providers, and foodservice customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. As the largest full-service grocery partner in North America, UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is delivering value for its stakeholders, visit www.unfi.com.

INVESTOR CONTACTS:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com

Kristyn Farahmand
Chief Strategy Officer
612-439-6625 kristyn.farahmand@unfi.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including under the section entitled “Risk Factors” in the Company’s annual report on Form 10-K for the year ended August 3, 2024 filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2024 and other filings the Company makes with the SEC, and include, but are not limited to, our dependence on principal customers; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition, including as a result of the continuing consolidation of retailers and the growth of consumer choices for grocery and consumable purchases; our ability to realize the anticipated benefits of our strategic initiatives; changes in relationships with our suppliers; our ability to operate, and rely on third parties to operate, reliable and secure technology systems, and the effectiveness of the Company’s business continuity plans in response to an incident impacting the Company’s technology systems, such as the unauthorized incident on its technology systems; labor and other workforce shortages and challenges; the addition or loss of significant customers or material changes to our relationships with these customers; our ability to realize anticipated benefits of strategic transactions; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products; our ability to maintain sufficient volume in our wholesale distribution and services businesses to support our operating infrastructure; our ability to access additional capital; increases in healthcare, pension and other costs under our single employer benefit plan and multiemployer benefit plans; the potential for additional asset impairment charges; our sensitivity to general economic conditions including inflation, tariff policy and changes in disposable income levels and consumer purchasing habits; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for disruptions in our supply chain or our distribution capabilities from circumstances beyond our control, including due to lack of long-term contracts, severe weather, labor shortages or work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; our ability to maintain food quality and safety; and volatility in fuel costs. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release the non-GAAP financial measures Adjusted EBITDA, adjusted earnings per diluted common share (“Adjusted EPS”), adjusted effective tax rate, free cash flow, net debt to Adjusted EBITDA leverage ratio and Capital and cloud implementation expenditures. Adjusted EBITDA is a consolidated measure which the Company reconciles by adding Net (loss) income including noncontrolling interests, less Net income attributable to noncontrolling interests, plus Non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other (income) expense, net, plus (Benefit) provision for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, non-cash LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, Loss (gain) on sale of assets and other asset charges, certain legal charges and gains, and certain other non-cash charges or other items, as determined by management. Adjusted EPS is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The adjusted effective tax rate is calculated based on adjusted net income before tax and excludes the potential impact of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. Free cash flow is defined as net cash provided by operating activities less payments for capital expenditures. Net debt to Adjusted EBITDA leverage ratio is defined as the total carrying value of the Company’s outstanding short- and long-term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by the trailing four quarters Adjusted EBITDA. Capital and cloud implementation expenditures is defined as the sum of payments for capital expenditures and cloud technology implementation expenditures.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to Adjusted EBITDA leverage are presented in the tables appearing below, where practicable. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting Adjusted EBITDA and Adjusted EPS aids in making period-to-period comparisons, assessing the performance of the Company’s business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business or that are not meaningful indicators of actual and estimated operating performance. The Company believes that providing the adjusted effective tax rate gives investors a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to Adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company believes that providing capital and cloud implementation expenditures provides investors with better visibility into the Company's total investment expenditures. The components of capital and cloud implementation expenditures for fiscal 2025 will be primarily dependent on the nature of certain contracts to be executed. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during fiscal 2025 to the comparable periods in fiscal 2024 and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except for per share data)

	13-Week Period Ended		39-Week Period Ended
	May 3, 2025	April 27, 2024	May 3, 2025	April 27, 2024
Net sales	$8,059	$7,498	$24,088	$22,825
Cost of sales	6,977	6,478	20,896	19,740
Gross profit	1,082	1,020	3,192	3,085
Operating expenses	1,025	992	3,071	3,025
Restructuring, acquisition and integration related expenses	14	9	35	17
Loss on sale of assets and other asset charges	28	13	39	37
Operating income	15	6	47	6
Net periodic benefit income, excluding service cost	(5)	(4)	(15)	(11)
Interest expense, net	36	37	110	112
Other income, net	—	(1)	(3)	(2)
Loss before income taxes	(16)	(26)	(45)	(93)
Benefit for income taxes	(9)	(6)	(16)	(20)
Net loss including noncontrolling interests	(7)	(20)	(29)	(73)
Less net income attributable to noncontrolling interests	—	(1)	(2)	(2)
Net loss attributable to United Natural Foods, Inc.	$(7)	$(21)	$(31)	$(75)

Basic loss per share	$(0.12)	$(0.34)	$(0.51)	$(1.26)
Diluted loss per share	$(0.12)	$(0.34)	$(0.51)	$(1.26)

Weighted average shares outstanding:
Basic	60.5	59.4	60.1	59.2
Diluted	60.5	59.4	60.1	59.2

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except for par values)

	May 3, 2025	August 3, 2024
ASSETS
Cash and cash equivalents	$52	$40
Accounts receivable, net	998	953
Inventories, net	2,191	2,179
Prepaid expenses and other current assets	192	230
Total current assets	3,433	3,402
Property and equipment, net	1,771	1,820
Operating lease assets	1,505	1,370
Goodwill	19	19
Intangible assets, net	593	649
Deferred income taxes	90	87
Other long-term assets	206	181
Total assets	$7,617	$7,528
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,773	$1,688
Accrued expenses and other current liabilities	279	288
Accrued compensation and benefits	196	197
Current portion of operating lease liabilities	175	181
Current portion of long-term debt and finance lease liabilities	9	11
Total current liabilities	2,432	2,365
Long-term debt	1,959	2,081
Long-term operating lease liabilities	1,427	1,263
Long-term finance lease liabilities	12	12
Pension and other postretirement benefit obligations	15	15
Other long-term liabilities	148	151
Total liabilities	5,993	5,887
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 63.1 shares issued and 60.6 shares outstanding at May 3, 2025; 62.0 shares issued and 59.5 shares outstanding at August 3, 2024	1	1
Additional paid-in capital	650	635
Treasury stock at cost	(86)	(86)
Accumulated other comprehensive loss	(47)	(47)
Retained earnings	1,107	1,138
Total United Natural Foods, Inc. stockholders’ equity	1,625	1,641
Noncontrolling interests	(1)	—
Total stockholders’ equity	1,624	1,641
Total liabilities and stockholders’ equity	$7,617	$7,528

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	39-Week Period Ended
(in millions)	May 3, 2025	April 27, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss including noncontrolling interests	$(29)	$(73)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	242	228
Share-based compensation	28	27
Gain on sale of assets	(1)	(7)
Long-lived asset impairment charges	24	28
Net pension and other postretirement benefit income	(15)	(11)
Deferred income tax benefit	(3)	—
LIFO charge	5	19
Provision for losses on receivables	1	3
Non-cash interest expense and other adjustments	4	5
Changes in operating assets and liabilities
Accounts and notes receivable	(44)	(85)
Inventories	(16)	39
Prepaid expenses and other assets	186	(193)
Accounts payable	86	(101)
Accrued expenses and other liabilities	(158)	175
Net cash provided by operating activities	310	54
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(157)	(217)
Proceeds from dispositions of assets	6	14
Payments for investments	(2)	(23)
Net cash used in investing activities	(153)	(226)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	2,276	1,957
Proceeds from issuance of other loans	—	15
Repayments of borrowings under revolving credit line	(2,397)	(1,743)
Repayments of long-term debt and finance leases	(11)	(41)
Payments of employee restricted stock tax withholdings	(9)	(6)
Payments for debt issuance costs	(1)	—
Distributions to noncontrolling interests	(3)	(4)
Repayments of other loans	—	(2)
Other	—	(2)
Net cash (used in) provided by financing activities	(145)	174
EFFECT OF EXCHANGE RATE ON CASH	—	—
NET INCREASE IN CASH AND CASH EQUIVALENTS	12	2
Cash and cash equivalents, at beginning of period	40	37
Cash and cash equivalents, at end of period	$52	$39
Supplemental disclosures of cash flow information:
Cash paid for interest	$120	$118
Cash payments (refunds) for federal, state, and foreign income taxes, net	$1	$(10)
Leased assets obtained in exchange for new operating lease liabilities	$301	$317
Leased assets obtained in exchange for new finance lease liabilities	$5	$6
Additions of property and equipment included in Accounts payable	$19	$29

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION (unaudited)
UNITED NATURAL FOODS, INC.

Reconciliation of Net loss including noncontrolling interests to Adjusted EBITDA (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions)	May 3, 2025	April 27, 2024	May 3, 2025	April 27, 2024
Net loss including noncontrolling interests	$(7)	$(20)	$(29)	$(73)
Adjustments to net loss including noncontrolling interests:
Less net income attributable to noncontrolling interests	—	(1)	(2)	(2)
Net periodic benefit income, excluding service cost	(5)	(4)	(15)	(11)
Interest expense, net	36	37	110	112
Other income, net	—	(1)	(3)	(2)
Benefit for income taxes	(9)	(6)	(16)	(20)
Depreciation and amortization	81	76	242	228
Share-based compensation	10	10	28	26
LIFO (benefit) charge	(5)	6	5	19
Restructuring, acquisition and integration related expenses	14	9	35	17
Loss on sale of assets and other asset charges (1)	28	13	39	37
Business transformation costs (2)	14	11	40	40
Other adjustments (3)	—	—	2	4
Adjusted EBITDA	$157	$130	$436	$375
(1)Fiscal 2025 primarily includes a $24 million non-cash asset impairment charge related to a distribution center in our East region. Fiscal 2024 primarily includes a $21 million non-cash asset impairment charge related to one of our corporate-owned office locations and a $7 million non-cash asset impairment charge related to the decision to close certain retail store locations.
(2)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, and third-party professional service fees related to the board-led financial review and strategic initiatives, all of which are included within Operating expenses in the Condensed Consolidated Statements of Operations.
(3)Fiscal 2025 primarily reflects certain estimated accrued legal-related costs, which are included within Operating expenses in the Condensed Consolidated Statements of Operations. Fiscal 2024 primarily reflects third-party professional service fees related to shareholder negotiations, which are included within Operating expenses in the Condensed Consolidated Statements of Operations.

Reconciliation of Net loss attributable to United Natural Foods, Inc. to Adjusted net income and Adjusted EPS (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions, except per share amounts)	May 3, 2025	April 27, 2024	May 3, 2025	April 27, 2024
Net loss attributable to United Natural Foods, Inc.	$(7)	$(21)	$(31)	$(75)
Restructuring, acquisition and integration related expenses	14	9	35	17
Loss on sale of assets and other asset charges other than losses on sales of receivables (1)	23	7	25	21
LIFO (benefit) charge	(5)	6	5	19
Surplus property depreciation and interest expense (2)	—	1	1	3
Business transformation costs (3)	14	11	40	40
Other adjustments (4)	—	—	2	4
Tax impact of adjustments and adjusted effective tax rate (5)	(12)	(7)	(27)	(21)
Adjusted net income	$27	$6	$50	$8

Diluted weighted average shares outstanding	62.0	59.8	61.6	60.2
Adjusted EPS (6)	$0.44	$0.10	$0.82	$0.13
(1)Loss on sale of assets and other asset charges, as reflected here, does not include losses on sales of receivables under the accounts receivable monetization program, which are included in Loss on sale of assets and other asset charges on the Condensed Consolidated Statements of Operations and are not adjusted in the calculation of Adjusted EPS. Fiscal 2025 primarily includes a $24 million non-cash asset impairment charge related to a distribution center in our East region. Fiscal 2024 primarily includes a $21 million non-cash asset impairment charge related to one of our corporate-owned office locations and a $7 million non-cash asset impairment charge related to the decision to close certain retail store locations.
(2)Reflects surplus, non-operating property depreciation and interest expense.
(3)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, and third-party professional service fees related to the board-led financial review and strategic initiatives, all of which are included within Operating expenses in the Condensed Consolidated Statements of Operations.
(4)Fiscal 2025 primarily reflects certain estimated accrued legal-related costs, which are included within Operating expenses in the Condensed Consolidated Statements of Operations. Fiscal 2024 primarily reflects third-party professional service fees related to shareholder negotiations, which are included within Operating expenses in the Condensed Consolidated Statements of Operations.
(5)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(6)Adjusted earnings per share amounts are calculated using actual unrounded figures.

Calculation of net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	May 3, 2025
Current portion of long-term debt and finance lease liabilities	$9
Long-term debt	1,959
Long-term finance lease liabilities	12
Less: Cash and cash equivalents	(52)
Net carrying value of debt and finance lease liabilities	1,928
Adjusted EBITDA (1)	$579
Adjusted EBITDA leverage ratio	3.3x
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended May 3, 2025. Refer to the following table for the reconciliation of Adjusted EBITDA trailing four quarters.

Reconciliation of trailing four quarters Net loss including noncontrolling interests to Adjusted EBITDA (unaudited)

(in millions)	53-Week Period Ended May 3, 2025
Net loss including noncontrolling interests	$(66)
Adjustments to net loss including noncontrolling interests:
Less net income attributable to noncontrolling interests	(2)
Net periodic benefit income, excluding service cost	(19)
Interest expense, net	160
Other income, net	(3)
Benefit for income taxes	(23)
Depreciation and amortization	333
Share-based compensation	39
LIFO benefit	(7)
Restructuring, acquisition and integration related expenses	54
Loss on sale of assets and other asset charges	59
Multiemployer pension plan withdrawal charges	—
Other retail expense	—
Business transformation costs	52
Other adjustments	2
Adjusted EBITDA (1)	$579
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended May 3, 2025.

Reconciliation of Net cash provided by operating activities to Free cash flow (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions)	May 3, 2025	April 27, 2024	May 3, 2025	April 27, 2024
Net cash provided by operating activities	$173	$125	$310	$54
Payments for capital expenditures	(54)	(76)	(157)	(217)
Free cash flow	$119	$49	$153	$(163)

Reconciliation of Payments for capital expenditures to Capital and cloud implementation expenditures (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions)	May 3, 2025	April 27, 2024	May 3, 2025	April 27, 2024
Payments for capital expenditures	$54	$76	$157	$217
Cloud technology implementation expenditures (1)	1	11	6	28
Capital and cloud implementation expenditures	$55	$87	$163	$245
(1)Cloud technology implementation expenditures are included in operating activities in the Condensed Consolidated Statements of Cash Flows.

Reconciliation of estimated 2025 and actual 2024 U.S. GAAP effective tax rate to adjusted effective tax rate (unaudited)

	Estimated Fiscal 2025	Actual Fiscal 2024
U.S. GAAP effective tax rate	32%	20%
Discrete quarterly recognition of GAAP items (1)	(1)%	20%
Tax impact of other charges and adjustments (2)	(13)%	(24)%
Changes in valuation allowances (3)	2%	5%
Other (4)	—%	—%
Adjusted effective tax rate (4)	20%	21%
Note: As part of the year-end reconciliation, we update the reconciliation of the GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments that are excluded from pre-tax income when calculating Adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.